Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Select Comfort Corporation and Subsidiaries:

We consent to the incorporation by reference in the registration statements (Nos. 333-70493, 333-79157, 333-74876, 333-84329, 333-85914, 333-80755, 333-118329, and 333-167331) on Form S-8 of Select Comfort Corporation and subsidiaries of our report dated February 25, 2010, except for the change in accounting principle described in Note 1 which is as of February 28, 2012, with respect to the consolidated statements of earnings, stockholders’ equity and cash flows of Select Comfort Corporation for the fiscal year ended January 2, 2010, and the related financial statement schedule, which report appears in the December 31, 2011 annual report on Form 10-K of Select Comfort Corporation and subsidiaries.

As described in Note 1 to the consolidated financial statements, the Company changed its method of accounting for payments due from financial services companies for credit card and debit card transactions in fiscal 2011 and has applied the change retrospectively to the consolidated financial statements for the fiscal year ended January 2, 2010.

/s/ KPMG LLP

Minneapolis, Minnesota
February 28, 2012